Exhibit 16.1

VASQUEZ & COMPANY LLP
CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS CONSULTANTS
801 South Grand Avenue, Suite 400 • Los Angeles, CA 90017-4646 • Ph. (213) 873-1700 • Fax (213) 873-1777 • www.vasquezcpa.com

May 7, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 1, 2013, to be filed by our former client, Daleco Resources Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Vasquez & Company LLP